Exhibit 10.2

MUTUAL AGREEMENT FOR THE

TERMINATION OF EMPLOYMENT

DATED: DECEMBER 21, 2022

This Mutual Agreement for the Termination of Employment (this “Agreement”) is entered into as of the date set forth above (the “Effective Date”) between SWM Luxembourg SARL, having its registered office at 17 rue Edmond Reuter, L-5326 Contern, hereinafter referred to as the “Company”, on the one hand, and Mr. Omar HOEK, 14, Rue de l’Indépendence, Strassen, Luxembourg, hereinafter referred to as the “Employee”, on the other hand. The addresses of both the Company and the Employee are located in the Grand Duchy of Luxembourg.

Whereas:

A.

The Employee has been employed by the Company as Chief Operations Officer with responsibility for companies affiliated with Mativ Holdings, Inc. (the “Mativ Group”), of which the Company is a part, under an indefinite duration employment contract dated 18 October 2019 (the “Employment Agreement”).

B.	The Company and the Employee wish to terminate the Employment Agreement by mutual consent, as contemplated by Art. L-124-13 of the Labor Code (Code du Travail) of Luxembourg.

NOW, THEREFORE, the Company and the Employee (the “Parties”) agree as follows.

1.	Termination of Employment

a.	The Employment Agreement and the employment relationship created thereunder shall terminate on 1 March 2023 (the “Termination Date”).

b.

Employee will resign from any position as an officer or member of the board of directors of any company that is part of the Mativ Group and the China-based joint ventures, shares of which are owned by a member of the Mativ Group. Employee will agree to provide his signature after the Termination Date on documents related to his tenure as such an officer or director, under reasonable circumstances and conditions.

c.

The Company’s agreements herein are conditioned upon the Employee agreeing to provide consulting services to the Company under a separate, mutually agreeable consulting agreement to be executed simultaneously herewith (the “Consulting Agreement”).

d.

The Employee’s agreements herein are conditioned upon the Employee receiving from Mativ Holdings, Inc. a satisfactory letter of assurance in respect of his awards under any Mativ Holdings, Inc. annual incentive plan (that is, the annual bonus) stating that:

i.	the continued service requirement is waived;

ii.	that the annual incentive will be paid in alignment with the normal payment for such incentives; and

iii.	the actual amount of the annual incentive will be based upon the performance of Mativ in fiscal year 2022.

e.

Shares of Mativ stock that have been awarded either under the Mativ Long-Term Incentive Plan or otherwise shall be forfeited as to any award that has not vested on or before the Termination Date in accordance with the terms of the plan or agreement to which it is subject (any shares that have vested prior to the Termination Date shall not be forfeited). Except for the foregoing, if such awards are deemed to be supplement or any other part to the Employment Agreement or the employment relationship, then the Parties agree that the arrangements contained in such documents are annulled and shall have no force or effect as of the date of signature of this Agreement.

f.	The Company will pay to the employee any holiday that would have been untaken at the time of termination.

2.	Until the Termination Date, Employee shall:

a.

do his best efforts and full assistance as may be required by the Company for a smooth and full transfer of all projects, assignments, duties and responsibilities of Employee to the person appointed to replace him; and

b.	continue the good faith performance of his duties in accordance with his past practice;

3.

The Employee undertakes to strictly follow the confidentiality provisions the Employment Agreement and, inter alia, not to reveal any of the facts, information, sources and contents of documents or otherwise of which he has/will have knowledge by reasons of his working for the Company concerning, among others, the Company itself, its affiliates, its employees, shareholders or clients. The Employee undertakes to keep secret any formulas, proceedings or methods that are used or developed by the Company or its affiliates. The Employee declares to comply at all times with the provisions of professional secrecy.

4.

The Employee further undertakes to observe a total discretion on non-public information in relation to his work both concerning the business and the private facts relating to clients, managers or other employees of the Company. Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil, and/or criminal law. In the same way the Company will observe total discretion about all it knows about the employee and will not express negatively about the Employee or their relationship.

5.

The Employee shall return to the Company no later than on the Termination Date (unless a different term is specifically agreed by the parties in writing) all documents, whether confidential or not, and all other belongings of the Company or its affiliates of whatever kind and nature that the Employee was granted or may still have in his possession because of his employment with the Company within the duration of the employment (i.e., laptop, SIM cards, credit cards, mobile phones, electronic office pass, etc.) in normal, undamaged and workable condition. In case the Employee fails to return the same, the Company shall send him a formal notice by registered letter and in case the Employee will not remedy, the Company shall be entitled to seek legal recourse demanding compliance and/or damages, as well as deduct the amounts owed to the Employee in full from the compensations payable hereunder.

6.

Except for its submission to the Luxembourg Income Tax Administration or its enforcement before a court of competent jurisdiction in case one of the contracting parties does not comply with its provisions, this settlement agreement is and shall remain strictly confidential.

7.

The parties acknowledge that they have made reciprocal concessions in the meaning of article 2044 of the Luxembourg civil code. Both parties declare having understood the meaning and the sense of the present agreement and declare that their consent has not been subject to any constraint. Each party will execute the present agreement in good faith.

8.

Without prejudice to the execution of their respective obligations deriving from this Agreement, both Parties acknowledge that they are mutually discharged of all obligations resulting from the Employment Agreement and its termination and that they no longer have any right or claim whatsoever towards each other on the basis on their employment relationship and the termination of the Employment Agreement.

9.	This agreement is governed by Luxembourg law and in case of litigation the courts of Luxembourg will be competent with exclusive jurisdiction.

10.	This agreement (3 pages and 10 points) is made in two originals, each party acknowledges having received one duly signed original.

* * * * *

Executed in two originals in Contern, Luxembourg, on 12/21/2022

For The Company:	For the Employee:

/s/ David Ronald Surbey /s/ Philippe Ragot	/s/ Omar Hoek
David Ronald Surbey Philippe Ragot

The Employee